Exhibit 99.3

CISCO SYSTEMS, INC.

STOCK OPTION ASSUMPTION AGREEMENT

Dear ____________:

As you know, on September 17, 2008, (the “Closing Date”) Cisco Systems, Inc. (“Cisco”) acquired PostPath, Inc. (“PostPath”) (the “Acquisition”) pursuant to the Agreement and Plan of Reorganization by and among Cisco Systems, Inc., Pamplona Acquisition Corp., and PostPath dated as of August 26, 2008 (the “Merger Agreement”). On the Closing Date you held one or more outstanding options to purchase shares of PostPath common stock granted to you under the 2003 Equity Incentive Plan of PostPath (the “Plan”). Pursuant to the Merger Agreement, on the Closing Date, Cisco assumed all obligations of PostPath under your outstanding option (or options). This Stock Option Assumption Agreement (the “Agreement”) evidences the terms of Cisco’s assumption of an option (or options) to purchase PostPath common stock granted to you under the Plan (the “PostPath Option(s)”), and documented by a stock option agreement (or stock option agreements) and any amendment(s) and/or option assumption agreements entered into by and between you and PostPath (the “Option Agreement(s)”), including the necessary adjustments for assumption of the PostPath Option(s) that are required by the Acquisition.

The table below summarizes your PostPath Option(s) immediately before and after the Acquisition:

POSTPATH OPTION				ASSUMED OPTION
Grant Date	Option Type	No. of PostPath Shares	Exercise Price per Share	No. of Cisco Shares	Exercise Price per Share

The post-Acquisition adjustments are based on the Option Exchange Ratio of 0.2384067806 as determined in accordance with the terms of the Merger Agreement, and are intended to: (i) assure that the total spread of your assumed PostPath Option(s) (i.e., the difference between the aggregate fair market value and the aggregate exercise price) does not exceed the total spread that existed immediately prior to the Acquisition; and (ii) to preserve, on a per share basis, the ratio of exercise price to fair market value that existed immediately prior to the Acquisition. If applicable, and to the extent allowable by law, the adjustments are also intended to retain “incentive stock option” status under U.S. tax laws. The number of shares of Cisco common stock subject to your assumed PostPath Option(s) was determined by multiplying the Option Exchange Ratio by the number of shares remaining subject to your PostPath Option(s) on the Closing Date and rounding the resulting product down to the next whole number of shares of Cisco common stock. The exercise price per share of your assumed PostPath Option(s) was determined by dividing the exercise price per share of your PostPath Option(s) by the Option Exchange Ratio and rounding the resulting quotient up to the next whole cent.

Unless the context otherwise requires, any references in the Plan and the Option Agreement(s) to: (i) the “Company” or the “Corporation” means Cisco, (ii) “Stock,” “Common Stock” or “Shares” means shares of Cisco common stock, (iii) the “Board of Directors” or the “Board” means the Board of Directors of Cisco and (iv) the “Committee” means the Compensation and Management Development Committee of the Board of Directors of Cisco. All references in the Option Agreement(s) and the Plans relating to your status as an employee or consultant of PostPath will now refer to your status as an employee of Cisco or any present or future Cisco subsidiary.

The vesting commencement date, vesting schedule and expiration date of your assumed PostPath Option(s) remain the same as set forth in the Option Agreement(s) (in this respect, please note that any discussion of option terms (including vesting acceleration) in any employment offer letter (whether from Cisco, PostPath, or any other related employer) is explanatory in nature and will not result in duplication of benefits (including vesting) with respect to your assumed PostPath Option(s)) but with the number of shares subject to each vesting installment and the exercise price per share adjusted to reflect the effect of the Acquisition. Vesting of your assumed PostPath Option(s) will be suspended during all leaves of absence in accordance with Cisco’s policies and, the only permissible methods to exercise your assumed PostPath Option(s) are cash, check, wire transfer, or through a cashless exercise program with a Cisco-designated broker. All other provisions which govern either the exercise or the termination of your assumed PostPath Option(s) remain the same as set forth in the Option Agreement(s), and the provisions of the Option Agreement(s) will govern and control your rights under this Agreement to purchase shares of Cisco common stock, except (i) no assumed PostPath Option(s) may be “early exercised” (i.e., an assumed PostPath Option may be exercised for shares of Cisco common stock only to the extent the assumed PostPath Option is vested at the time of exercise pursuant to the applicable vesting schedule) and (ii) as expressly modified by this Agreement, the Merger Agreement or otherwise in connection with the Acquisition. Upon termination of your employment with Cisco or any present or future Cisco subsidiary, you will have the applicable limited post-termination exercise period specified in your Option Agreement(s) for your assumed PostPath Option(s) to the extent vested and outstanding at the time of termination after which time your assumed PostPath Option(s) will expire and NOT be exercisable for Cisco common stock.

To exercise your assumed PostPath Option(s), you must utilize one of Cisco’s preferred brokers, the Charles Schwab Corporation (telephone number is ________________) or Smith Barney (telephone number is ___________________).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK, SIGNATURE PAGE FOLLOWS]

Nothing in this Agreement or the Option Agreement(s) interferes in any way with your right and your employer’s right, which rights are expressly reserved, to terminate your employment at any time for any reason. Future options, if any, you may receive from Cisco will be governed by the terms of the Cisco stock option plan under which such options are granted, and such terms may be different from the terms of your assumed PostPath Option(s), including, but not limited to, the time period in which you have to exercise vested options after your termination of employment.

Please sign and date this Agreement, as soon as possible, and return a signed original as soon as possible to _____________ at PostPath.

Until an original of your fully executed Acknowledgment (below) is received by Cisco’s Stock Administration Department your Cisco account will not be activated and your assumed PostPath Option(s) will not be exercisable. If you have any questions regarding this Agreement or your assumed PostPath Option(s), please contact _______________ at ________________.

CISCO SYSTEMS, INC.

By:	/s/ Mark Chandler
Mark Chandler
Corporate Secretary

ACKNOWLEDGMENT

The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands and agrees that all rights and liabilities with respect to the assumed PostPath Option(s) listed on the table above are hereby assumed by Cisco and are as set forth in the Option Agreement(s) for such assumed PostPath Option(s), the Plans (as applicable) and this Stock Option Assumption Agreement and agrees to the terms as set forth in such Stock Option Assumption Agreement.

DATED: __________________, 2008	_________________________________________________________

___________________- Optionee

Address: ___________________________________

_________________________________________________________
Cisco ID No.: _____________________

ATTACHMENTS

Exhibit A – Form S-8 Prospectus

CISCO SYSTEMS, INC.

STOCK OPTION ASSUMPTION AGREEMENT

FOR NON-U.S. EMPLOYEES

Dear _________:

As you know, on September 17, 2008, (the “Closing Date”) Cisco Systems, Inc. (“Cisco”) acquired PostPath, Inc. (“PostPath”) (the “Acquisition”) pursuant to the Agreement and Plan of Reorganization by and among Cisco Systems, Inc., Pamplona Acquisition Corp., and PostPath dated as of August 26, 2008 (the “Merger Agreement”). On the Closing Date you held one or more outstanding options to purchase Shares of PostPath common stock granted to you under the 2003 Equity Incentive Plan of PostPath (the “Plan”). Pursuant to the Merger Agreement, on the Closing Date, Cisco assumed all obligations of PostPath under your outstanding option (or options). This Stock Option Assumption Agreement (the “Agreement”) evidences the terms of Cisco’s assumption of an option (or options) to purchase PostPath common stock granted to you under the Plan (the “PostPath Option(s)”), and documented by a stock option agreement (or stock option agreements) and any amendment(s) and/or option assumption agreements entered into by and between you and PostPath (the “Option Agreement(s)”), including the necessary adjustments for assumption of the PostPath Option(s) that are required by the Acquisition.

The table below summarizes your PostPath Option(s) immediately before and after the Acquisition:

POSTPATH OPTION				ASSUMED OPTION
Grant Date	Option Type	No. of PostPath Shares	Exercise Price per Share	No. of Cisco Shares	Exercise Price per Share

The post-Acquisition adjustments are based on the Option Exchange Ratio of 0.2384067806, as determined in accordance with the terms of the Merger Agreement, and are intended to: (i) assure that the total spread of your assumed PostPath Option(s) (i.e., the difference between the aggregate fair market value and the aggregate exercise price) does not exceed the total spread that existed immediately prior to the Acquisition; and (ii) to preserve, on a per share basis, the ratio of exercise price to fair market value that existed immediately prior to the Acquisition. If applicable, and to the extent allowable by law, the adjustments are also intended to retain “incentive stock option” status under U.S. tax laws. The number of shares of Cisco common stock subject to your assumed PostPath Option(s) was determined by multiplying the Option Exchange Ratio by the number of Shares remaining subject to your PostPath Option(s) on the Closing Date and rounding the resulting product down to the next whole number of shares of Cisco common stock. The exercise price per share of your assumed PostPath Option(s) was determined by dividing the exercise price per share of your PostPath Option(s) by the Option Exchange Ratio and rounding the resulting quotient up to the next whole cent.

Unless the context otherwise requires, any references in the Plan and the Option Agreement(s) to: (i) the “Company” or the “Corporation” means Cisco, (ii) “Stock,” “Common Stock” or “Shares” means shares of Cisco common stock, (iii) the “Board of Directors” or the “Board” means the Board of Directors of Cisco and (iv) the “Committee” means the Compensation and Management Development Committee of the Board of Directors of Cisco. All references in the Option Agreement(s) and the Plan relating to your status as an employee or consultant of PostPath will now refer to your status as an employee of Cisco or any present or future Cisco subsidiary.

The vesting commencement date, vesting schedule and expiration date of your assumed PostPath Option(s) remain the same as set forth in the Option Agreement(s), but with the number of shares subject to each vesting installment and the exercise price per share adjusted to reflect the effect of the Acquisition. Vesting of your assumed PostPath Option(s) will be suspended during all leaves of absence in accordance with Cisco’s policies and, the only permissible methods to exercise your assumed PostPath Option(s) are cash, check, wire transfer, or through a cashless exercise program with a Cisco-designated broker. All other provisions which govern either the exercise or the termination of your assumed PostPath Option(s) remain the same as set forth in the Option Agreement(s), and the provisions of the Option Agreement(s) will govern and control your rights under this Agreement to purchase shares of Cisco common stock, except (i) no assumed PostPath Option(s) may be “early exercised” (i.e., an assumed PostPath Option may be exercised for shares of Cisco common stock only to the extent the assumed PostPath Option is vested at the time of exercise pursuant to the applicable vesting schedule) and (ii) as expressly modified by this Agreement, the Merger Agreement or otherwise in connection with the Acquisition. Upon termination of your active employment with Cisco or any present or future Cisco subsidiary, you will have the applicable limited post-termination exercise period specified in your Option Agreement(s) for your assumed PostPath Option(s) to the extent vested and outstanding at the time of termination, after which time your assumed PostPath Option(s) will expire and NOT be exercisable for Cisco common stock.

To exercise your assumed PostPath Option(s), you must utilize one of Cisco’s preferred brokers, the Charles Schwab Corporation (telephone number is _________________) or Smith Barney (telephone number is _______________).

Nothing in this Agreement or the Option Agreement(s) interferes in any way with your right and your employer’s the “Employer’s”) right, which rights are expressly reserved, to terminate your employment at any time for any reason and whether or not in breach of local labor laws. Future options, if any, you may receive from Cisco will be governed by the terms of the Cisco stock option plan under which such options are granted, and such terms may be different from the terms of your assumed PostPath Option(s), including, but not limited to, the time period in which you have to exercise vested options after your termination of your active employment.

The following are additional terms and conditions of your Options:

Prior to exercise of the assumed PostPath Option(s) (or conversion/acceleration of vesting of the assumed PostPath Option(s) if the conversion/acceleration is a taxable event in your country), you authorize Cisco and/or the Employer to meet the obligation for income tax, social insurance contributions, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”) in relation to your assumed PostPath Option(s) by withholding all applicable Tax-Related Items from your wages or other cash compensation paid to you by Cisco and/or the

Employer or from proceeds of the sale of the Shares. Alternatively, or in addition, if permissible under local law, Cisco may (1) sell or arrange for the sale of Shares that you acquire to meet the withholding obligation for Tax-Related Items, and/or (2) withhold in Shares, provided that Cisco withholds only the amount of Shares necessary to satisfy the minimum withholding amount. If the obligation for Tax-Related Items is satisfied by withholding Shares as described herein, you shall be deemed to have been issued the full number of Shares subject to this Agreement, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due. Finally, you must pay to Cisco or the Employer any amount of Tax-Related Items that Cisco or the Employer may be required to withhold as a result of your participation in the Plan or your purchase of Shares that cannot be satisfied by the means previously described. Cisco may refuse to honor the exercise, refuse to convert your assumed PostPath Option(s) and/or refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this Paragraph.

Regardless of any action Cisco or the Employer takes with respect to any or all Tax-Related Items, you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and that Cisco and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PostPath Option(s), including the grant, vesting, conversion into options over Cisco Stock or exercise of the PostPath Option(s), any acceleration of vesting, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to structure the terms of the conversion of PostPath Option(s) into options over Cisco Stock, any acceleration of vesting or any aspect of the PostPath Option(s) to reduce or eliminate your liability for Tax-Related Items.

*****

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal information as described in this Agreement by and among, as applicable, the Employer, and Cisco and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that Cisco and the Employer hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in Cisco, details of all assumed PostPath Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any Shares acquired upon exercise of the assumed PostPath Option(s). You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan.

For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

*****

By signing below, you hereby acknowledge and agree as follows: (a) the Plan is discretionary in nature and may be modified, amended, suspended or terminated by Cisco at any time, unless otherwise provided in the Plan and this Agreement or the Option Agreements; (b) the assumed PostPath Option(s) you were granted were voluntarily given and do not create any contractual or other right to receive future grants of PostPath or Cisco options, or benefits in lieu of PostPath Options, even if PostPath Options have been granted repeatedly in the past; (c) all decisions with respect to future grants of Options, if any, will be at the sole discretion of Cisco; (d) your participation in the Plan will not create a right to further employment with Cisco, its subsidiaries or affiliates or your actual Employer; (e) you are voluntarily participating in the Plan; (f) the assumed PostPath Options are extraordinary in that they do not constitute compensation of any kind for services of any kind rendered to Cisco or the Employer and are outside the scope of your employment contract, if any; (g) the assumed PostPath Options are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for Cisco, PostPath or the Employer; (h) in the event that you are not an employee of Cisco (e.g., you are employed by a subsidiary or affiliate of Cisco), the assumed PostPath Option(s) will not be interpreted to form an employment contract or relationship with Cisco; and furthermore, the assumed PostPath Option(s) will not be interpreted to form an employment contract with the Employer or any subsidiary or affiliate of Cisco; (i) the future value of Cisco Stock is unknown and cannot be predicted with certainty; (j) if you exercise your assumed PostPath Option(s) and acquire shares of Cisco Stock under the assumed PostPath Option(s), the value of the Cisco Stock acquired may increase or decrease in value; (k) in consideration of the conversion of the assumed PostPath Option(s), no claim or entitlement to compensation or damages shall arise from termination of the assumed PostPath Option(s) or diminution in value of the assumed PostPath Option(s) or Cisco Stock acquired through the assumed PostPath Option(s) which results from termination of your employment by Cisco or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release Cisco and the Employer from any such claim that may arise; if notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, you will be deemed irrevocably to have waived your entitlement to pursue such a claim; (l) in the event of termination of your employment (whether or not in breach of local labor laws), your right to vest in the assumed PostPath Option(s) under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); (m) Cisco is not providing any tax, legal or financial advice, nor is Cisco making any recommendations regarding your participation in the Plan, or your acquisition or sale of Cisco Stock; and (n) you are hereby advised to consult with personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.

You hereby acknowledge and agree as follows: (a) the conversion and adjustment of your assumed PostPath Option(s) and/or acceleration of vesting of your assumed PostPath Option(s) to awards over Cisco Shares may have adverse tax and social insurance contribution consequences, including but not limited to any loss of tax and social insurance qualified status and the inability to obtain a tax or social insurance refund for taxes or contributions already paid on such assumed PostPath Option(s), and that PostPath, Cisco and your Employer do not take any responsibility or liability with respect to the loss of tax and social insurance qualified status of your assumed PostPath Option(s); (b) you received information regarding the adjustment and conversion of your assumed PostPath Option(s); and (c) you acknowledge that exercise and vesting of your assumed PostPath Option(s) is contingent upon compliance with applicable local laws; in particular, if allowing you to exercise or receive assumed PostPath Option(s) would not be compliant with applicable foreign securities laws, you will not be permitted to purchase or receive Shares under this Agreement.

Exchange Control Information. If Optionee exercises his or her Option Shares by using the cash purchase method of exercise, Optionee will need to declare the purpose of the remittance to Optionee’s local bank. If the Exercise Price exceeds BUN 25,000, Optionee will need to provide documentation evidencing the underlying transaction

You acknowledge that if you have received this Agreement or any other documents related to the Plan translated into a language other than English, and if the translated version is different from the English version, the English version will control. Cisco may, in its sole discretion, decide to deliver any documents related to the assumed PostPath Option(s) and this Agreement by electronic means or to request your consent to future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by Cisco, the Charles Schwab Corporation or other third party designated by Cisco.

Please sign and date this Agreement, as soon as possible, and return a signed original as soon as possible to ________________ at PostPath.

Until an original of your fully executed Acknowledgment (below) is received by Cisco’s Stock Administration Department your Cisco account will not be activated and your assumed PostPath Option(s) will not be exercisable. If you have any questions regarding this Agreement or your assumed PostPath Option(s), please contact ______________ at _____________________.

CISCO SYSTEMS, INC.

By:	/s/ Mark Chandler
Mark Chandler
Corporate Secretary

ACKNOWLEDGMENT

The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands and agrees that all rights and liabilities with respect to the assumed PostPath Option(s) listed on the table above are hereby assumed by Cisco and are as set forth in the Option Agreement(s) for such assumed PostPath Option(s), the Plan and this Stock Option Assumption Agreement and agrees to the terms as set forth in such Stock Option Assumption Agreement.

DATED: __________________, 2008	_________________________________________________________

___________________- Optionee

Address: ___________________________________

_________________________________________________________
Cisco ID No.: _____________________

ATTACHMENTS

Exhibit A – Form S-8 Prospectus